Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in Post-Effective Amendment No. 37 under the Securities Act of 1933 and Amendment No. 38 under the Investment Company Act of 1940 in the Registration Statement (Form N-1A No. 33-50208 and 811-7062) and related Prospectus and Statement of Additional Information of Pacific Global Fund Inc. d/b/a Pacific Advisors Fund Inc. (the Company) and to the incorporation by reference therein of our report dated March 1, 2011, with respect to the financial statements and financial highlights included in the Company’s Annual Report for the year ended December 31, 2010, and which is incorporated by reference in this Post-Effective Amendment.

/s/ Ernst & Young, LLP

Los Angeles, California

April 29, 2011